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Exhibit 4.8

    ADMINISTRATIVE SERVICES AGREEMENT

between

PROTECTIVE LIFE SECURED

and

AMACAR PACIFIC CORP.
as Administrator

dated as of October 31, 2002

i

        THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") dated as of October 31, 2002, is entered into between PROTECTIVE LIFE SECURED, a statutory trust organized under the laws of the State of Delaware (the "Trust"), and AMACAR PACIFIC CORP., as administrator (in such capacity, the "Administrator").

W I T N E S S E T H

        WHEREAS, the Trust may from time to time create a separate series of beneficial interests in the Trust (each a "Trust Series") in connection with the issuance of notes (the "Notes") pursuant to the Trust's Senior Secured Medium-Term Note Program and InterNotes® Program with an aggregate size of U.S. $3,000,000,000 (collectively, the "Program"). Each series of Notes issued by the Trust shall constitute a separate series of Notes under the Program (each a "Series of Notes") which may be secured by one or more Funding Agreements issued by Protective Life Insurance Company, a Tennessee insurance company, or any successor thereto ("Protective Life");

        WHEREAS, the Trust has requested that the Administrator provide advice and assistance to the Trust and perform various services for the Trust; and

        WHEREAS, the Trust desires to avail itself of the experience, advice and assistance of the Administrator and to have the Administrator perform various financial, statistical, accounting and other services for the Trust and each Trust Series, and the Administrator is willing to furnish such services on the terms and conditions herein set forth.

        NOW THEREFORE, the parties hereto, intending to be legally bound and in consideration of the premises and the mutual covenants herein contained, agree as follows:

        Section 1.    Definitions.

        All capitalized terms used herein and not otherwise defined will have the meanings set forth in the Indenture to be entered into between the Trust and The Bank of New York, as indenture trustee (the "Indenture").

        Section 2.    Administrative Services; Consultations with the Trust and each Trust Series.

        The Trust hereby authorizes and empowers the Administrator, as its agent, to perform, and the Administrator hereby agrees to perform, the following services:

        (a)  Subject to the timely receipt of all necessary information, providing, or causing to be provided, all clerical, and bookkeeping services necessary and appropriate for the Trust and each Trust Series, including, without limitation, the following services as well as those other services specified in the following subsections:

  (1)
  maintenance of all books and records of the Trust and each Trust Series relating to the fees, costs and expenses of the Trust and each Trust Series, which books and records shall be maintained separately from those of the Administrator;

  (2)
  maintenance of records of cash payments and disbursements (excluding principal and interest on the Funding Agreements) of the Trust and each Trust Series in accordance with generally accepted accounting principles, and preparation for audit of such periodic financial statements as may be necessary or appropriate;

  (3)
  upon request preparation for execution by the Trust, through a Responsible Officer, generally or with respect to any relevant Trust Series of amendments to and waivers under the Program Documents and any other documents or instruments deliverable by the Trust generally or with respect to any relevant Trust Series thereunder or in connection therewith;

  (4)
  holding, maintaining, and preserving executed copies of the Program Documents and other documents or instruments executed by the Trust generally or with respect to any relevant Trust

    Series thereunder or in connection therewith, which shall be maintained separately from those of the Administrator;

  (5)
  upon receipt of notice, taking such action as may be reasonably necessary to enforce the performance by the other parties to agreements as to which the Trust is a party, and enforce the obligations of those parties to the Trust generally or with respect to any relevant Trust Series under such agreements;

  (6)
  upon request preparing for a signature by a Responsible Officer such notices, consents, instructions and other communications that the Trust may from time to time be required or permitted to give under the Program Documents to which the Trust is a party or any other document executed by the Trust generally or with respect to any relevant Trust Series;

  (7)
  obtaining services of outside counsel, accountants and/or other service providers on behalf of the Trust generally or with respect to each Trust Series;

  (8)
  preparing for a signature by a Responsible Officer any Trust Order for payment of any amounts due and owing by the Trust generally or with respect to any relevant Trust Series under the Program Documents to which the Trust is a party or any other document to which the Trust is a party; provided that the foregoing shall not obligate the Administrator to advance any of its own monies for such purpose, it being understood that such amounts shall be payable only to the extent assets of the Trust and/or assets held in any relevant Trust Series are available therefor and at such times and in such amounts as shall be permitted by the Program Documents;

  (9)
  preparing for a signature by a Responsible Officer any Trust Order for payment of any amounts due and owing by the Trust and/or any relevant Trust Series to the Indenture Trustee, the Paying Agent, the Registrar and other agents on request for all expenses, disbursements and advances to the extent not paid pursuant to the Expense and Indemnity Agreement; provided that the foregoing shall not obligate the Administrator to advance any of its own monies for such purpose, it being understood that such amounts shall be payable only to the extent assets of the Trust and/or any relevant Trust Series are available therefor and at such times and in such amounts as shall be permitted by the Program Documents; and

  (10)
  taking such other actions as may be incidental or reasonably necessary (i) to the accomplishment of the actions of the Administrator authorized in this subsection (a) or (ii) upon receipt of notice from a Responsible Officer directing specifically the Administrator to do so, to the accomplishment of the duties and responsibilities, and compliance with the obligations, of the Trust, generally or with respect to any relevant Trust Series, under the Program Documents and under any other document to which the Trust is or may be a party to the extent not otherwise performed by the Indenture Trustee, Delaware Trustee, Paying Agent, Transfer Agent or Registrar, provided that no such duties or responsibilities shall materially enlarge the duties and responsibilities of the Administrator which are set forth specifically in this Agreement.

        (b)  Upon the issuance of a Tranche of Notes, directing the Indenture Trustee to pay the costs and expenses of the Trust and/or Trust Series relating to such Tranche of Notes to the extent not paid pursuant to the Expense and Indemnity Agreement.

        (c)  Subject to the timely receipt of all necessary information, requests, notices or direction from the Delaware Trustee, on behalf of the Trust, as the case may be, (i) filing with the Commission and executing, in each case solely on behalf of the Trust and not in the Administrator's individual capacity, (A) a registration statement on Form S-3 or other appropriate form, including the prospectus, the prospectus supplements and the exhibits included therein, any pricing supplement any pre-effective or post-effective amendments thereto and any registration statements filed subsequent thereto under rules promulgated under the Securities Act, relating to the registration of the Notes, the Funding Agreements and any other securities under the Securities Act, (B) any preliminary prospectus, prospectus, prospectus supplement or pricing supplement thereto relating to any Notes required to be filed pursuant to the Securities Act, and (C) registration statements and such other documents, forms or filings as may be required by the Securities Act, the Securities Exchange Act, the Trust Indenture Act, or other securities laws in each case relating to any Notes; (ii) the preparation and filing of any documents or forms required to be filed by any rules or regulations of any securities exchange, including without limitation, the New York Stock Exchange, or market quotation dealer system or the National Association of Securities Dealers, Inc. in connection with the listing of a Series of Notes thereon; (iii) filing and executing solely on behalf of the Trust and not in the Administrator's individual capacity, such filings, applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as may be necessary or desirable to register, or establish the exemption from registration of, any Notes under the securities or "Blue Sky" laws of any relevant jurisdictions; and (iv) executing and delivering, solely on behalf of the Trust and not in the Administrator's individual capacity, letters or documents to, or instruments for filing with, a depositary relating to any Notes; and

        (d)  Undertaking such other administrative services as may be reasonably requested by the Delaware Trustee, including (i) causing the preparation by the Trust of any prospectus, prospectus supplement, pricing supplement, registration statement, amendments, including any exhibits and schedules thereto, any reports or other filings or documents, or supplement thereto or (ii) securing and maintaining the listing of the Notes on any securities exchange or complying with the securities or "Blue Sky" laws of any relevant jurisdictions, in connection with the performance by the Trust generally or with respect to any relevant Trust Series of its obligations under the Program Documents or any other document to which the Trust is a party or other documents executed thereunder or in connection therewith.

        (e)  In connection with the establishment of each Trust Series, the Administrator shall purchase from the Trust, all Trust Series Beneficial Interests in such Trust Series in accordance with the Trust Agreement and the Administrator shall be the sole Trust Series Beneficial Owner in accordance with the Trust Agreement.

        Any of the above services (other than those described in Sections 2(c) and 2(d)) may, if the Administrator or the Trust deems it necessary or desirable, be subcontracted by the Administrator; provided that notice is given to the Trust generally or with respect to any relevant Trust Series of such subcontract and, notwithstanding such subcontract, the Administrator shall remain responsible for performance of the services set forth above unless such services are subcontracted to accountants or legal counsel selected with due care by the Administrator and reasonably satisfactory to the Trust and in which case the Administrator shall not remain responsible for the performance of such services and the Administrator shall not, in any event, be responsible for the costs, fees or expenses in connection therewith.

        Section 3.    Activities of the Trust and each Trust Series; Employees; Offices.

        The Administrator agrees to carry out and perform the administrative activities (as set forth in Section 2 hereof) of the Trust generally or with respect to each relevant Trust Series in the name and on behalf of the Trust generally or with respect to each relevant Trust Series as its agent.

        All services to be furnished by the Administrator under this Agreement may be furnished by an officer or employee of the Administrator, an officer or employee of any affiliate of the Administrator, or any other person or agent designated or retained by it; provided that the Administrator shall remain ultimately responsible for the provision of such services by an officer or employee of the Administrator or any of its affiliates or any other person or agent designated or retained by it, unless selected with due care and reasonably satisfactory to the Trust in accordance with the last paragraph of Section 2. No director, officer or employee of the Administrator or any affiliate of the Administrator shall receive from the Trust a salary or other compensation.

        The Administrator agrees to provide its own office space, together with appropriate materials and any necessary support personnel, for the day to day activities (as set forth in Section 2 hereof) of the Trust generally and with respect to each Trust Series to be carried out and performed by the Administrator, all for the compensation provided in Section 4 hereof. All services to be furnished by the Administrator under this Agreement shall be performed only from the Administrator's office in North Carolina.

        Section 4.    Compensation; Indemnities.

        The Administrator will be entitled to payment of fees, reimbursement for, and indemnification with respect to, costs and expenses for services rendered hereunder to the extent provided in the Expense and Indemnity Agreement and the Administrator will not be entitled to seek any payment from the Trust with respect to its services hereunder.

        Section 5.    Term.

        The Administrator may terminate this Agreement upon at least 30 days' written notice to the Trust and Protective Life and the Trust may terminate this Agreement upon at least 30 days' notice to the Administrator (copies of any notice of termination shall also be sent to the Indenture Trustee). Such termination will not become effective until (i) the Trust appoints a successor Administrator, (ii) the successor Administrator accepts such appointment and (iii) the Administrator has obtained the prior written confirmation of Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Services ("S&P") that such action will not result in a reduction or withdrawal of its then current ratings, if any, of the Program and/or the Notes as applicable. Upon such notice, the Administrator shall be paid all accrued and unpaid amounts owed to the Administrator under the Expense and Indemnity Agreement.

        Section 6.    Obligation to Supply Information.

        The Delaware Trustee shall forward to the Administrator such information (which is in the possession of the Trust) in connection with the Program Documents and this Agreement as the Administrator may from time to time reasonably request in connection with the performance of its obligations hereunder. The Administrator will (i) hold and safely maintain all records, files, Program Documents and other material of the Trust generally and with respect to each Trust Series and (ii) permit the Trust, the Delaware Trustee, and each of their respective officers, directors, agents and consultants on reasonable notice at any time and from time to time during normal business hours to inspect, audit, check and make abstracts from the accounts, records, correspondence, documents and other materials of the Trust generally and with respect to each Trust Series, as applicable, or relating to the provision of services and facilities under this Agreement.

        Section 7.    The Administrator's Liability, Standard of Care.

        The Administrator assumes no liability for anything other than the services rendered by it pursuant to Sections 2, 3 and 11 hereof and neither the Administrator nor any of its directors, officers, employees or affiliates shall be responsible for any action of the Trust, the Delaware Trustee or the officers or employees thereof taken outside the scope of Sections 2, 3 and 11 hereof and without direction from the Administrator. Without limiting the generality of the foregoing, it is agreed that the Administrator assumes no liability with respect to any of the Trust's obligations and obligations with respect to each Trust Series under the Program Documents.

        The Administrator shall not perform, endeavor to perform or agree to perform any act on behalf of the Trust and/or any Trust Series not specifically required or permitted under the Program Documents.

        The Administrator shall perform its duties hereunder diligently, in conformity with the Trust's obligations and obligations with respect to each Trust Series under the Program Documents and applicable laws and regulations and in accordance with the same standard of care exercised by a prudent person in connection with the performance of the same or similar duties and, in no event with less care than the Administrator exercises or would exercise in connection with the same or similar obligations if those obligations were the direct obligations of the Administrator.

        Section 8.    Limited Recourse to Trust and Each Trust Series.

        Notwithstanding anything to the contrary contained herein, all obligations of the Trust with respect to a particular Trust Series hereunder shall be payable by the Trust only on a payment date of the applicable Series of Notes and only to the extent of funds available therefor under the Indenture and, to the extent such funds are not available or are insufficient for the payment thereof, shall not constitute a claim against the Trust generally or any unrelated Trust Series to the extent of such unavailability or insufficiency until such time as the Collateral held in the relevant Trust Series has produced proceeds sufficient to pay such prior deficiency. This Section 8 shall survive the termination of this Agreement.

        Section 9.    No Recourse.

        The obligations of the Trust generally and with respect to any Trust Series hereunder are solely the obligations of the Trust and/or any Trust Series and no recourse shall be had with respect to this Agreement or any of the obligations of the Trust generally or with respect to any Trust Series hereunder or for the payment of any fee or other amount payable hereunder or for any claim based on, arising out of or relating to any provision of this Agreement against any trustee, employee, settlor, affiliate, agent or servant of the Trust and/or any Trust Series. This Section 9 shall survive the termination of this Agreement.

        Section 10.    Reliance on Information Obtained from Third Parties.

        The Trust recognizes that the accuracy and completeness of the records maintained and the information supplied by the Administrator hereunder is dependent upon the accuracy and completeness of the information obtained by the Administrator from the parties to the Program Documents and other sources and the Administrator shall not be responsible for any inaccurate or incomplete information so obtained or for any inaccurate or incomplete records maintained by the Administrator hereunder that may result therefrom. The Administrator shall have no duty to investigate the accuracy or completeness of any information provided to it and shall be entitled to fully rely on all such information provided to it.

        Section 11.    Tax Returns.

        The Administrator shall, or shall cause accountants retained by it, to prepare and file, consistent with the treatment of each Trust Series as a separate grantor trust, all federal, state and local income tax and information returns and reports required to be filed with respect to the Trust, each Trust Series and the Notes related to each Trust Series under any applicable federal, state or local tax statute or any rule or regulation under any of them. The Administrator shall keep copies of or cause copies to be kept of the tax information returns (including Internal Revenue Service Form 1041) and reports prepared and filed and shall provide a copy of each such return and report to the Delaware Trustee.

        Section 12.    Notices.

        All notices, demands, instructions and other communications required or permitted to be given to or made upon either party hereto shall be in writing (including by facsimile transmission) and shall be personally delivered or sent by guaranteed overnight delivery or by facsimile transmission (to be followed by personal or guaranteed overnight delivery) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 12. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties thereto at their respective addresses (or their respective telecopy numbers) indicated below:

  The Trust or any Trust Series:

  Protective Life Secured
  c/o Wilmington Trust Company
  Rodney Square North
  1100 North Market Street
  Wilmington, DE 19890
  Attention: Corporate Trust Administration
  Facsimile: (302) 636-4140

  The Administrator:

  AMACAR Pacific Corp.
  6525 Morrison Blvd., Suite 318
  Charlotte, North Carolina 28211
  Attention: Douglas K. Johnson
  Facsimile: (704) 365-1632

        Section 13.    Amendment.

        No waiver, alteration, modification, amendment or supplement of the terms of this Agreement shall be effective unless (i) accomplished by written instrument signed by the parties hereto and (ii) at any time after the issuance of any Trust Securities and for so long as any Trust Securities remain outstanding, Moody's and S&P have confirmed in writing that such action will not result in reduction or withdrawal of its then current ratings, if any, of the Program and/or the Notes as applicable. The Trust shall provide each of S&P and Moody's with a copy of each such waiver, alteration, modification, amendment or supplement. Notwithstanding anything in this Section 13 to the contrary, no waiver, alteration, modification, amendment or supplement to the terms of this Agreement shall be effective without the prior written consent of Protective Life.

        Section 14.    No Joint Venture.

        Nothing contained in this Agreement shall constitute the Trust and the Administrator as members of any partnership, joint venture, association, syndicate or unincorporated business.

        Section 15.    Assignment.

        Except as set forth in this Section 15, and subject to the rights of the Administrator to subcontract pursuant to Section 2 hereof, this Agreement may not be assigned by either party without (i) the prior written consent of the other party and (ii) the prior written confirmation of Moody's and S&P that such action will not result in a reduction or withdrawal of its then current ratings, if any, of the Program and/or the Notes, as applicable. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any party's transfer or assignment in violation of this Section 15 shall be void as to the other party.

        Section 16.    GOVERNING LAW, CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

        THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT OR TO ANY OTHER ADDRESS OF WHICH IT SHALL HAVE GIVEN WRITTEN NOTICE TO THE OTHER PARTIES. THE FOREGOING SHALL NOT LIMIT THE ABILITY OF ANY PARTY HERETO TO BRING SUIT IN THE COURTS OF ANY OTHER JURISDICTION.

        EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION.

        Section 17.    Execution in Counterparts.

        This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

        Section 18.    Series Characterization.

        The Trust constitutes a statutory trust and is organized in series pursuant to Sections 3804 and 3806(b)(2) of the Delaware Statutory Trust Act (as defined in the Trust Agreement); as such, separate and distinct records shall be maintained and the assets held in each Trust Series shall be held and accounted for separately from the other assets of the Trust and the assets held in any other Trust Series; the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each Trust Series shall be enforceable against the assets held in such Trust Series only, and not against the assets of the Trust generally or the assets of any other Trust Series. The Administrator agrees, for U.S. federal, state and local income and franchise tax purposes, to treat (i) each Trust Series as a separate grantor trust, (ii) the Notes related to a Trust Series as an ownership interest in such grantor trust and (iii) the Funding Agreements as debt of Protective Life. The Administrator will not take any action that it knows could cause any Trust Series not to be treated as a grantor trust for U.S. federal income tax purposes.

        Section 19.    Limitation of Delaware Trustee Liability.

        Notwithstanding any provision hereof to the contrary, it is expressly understood and agreed by the parties that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Delaware Trustee, in the exercise of the powers and authority conferred and vested in it, pursuant to the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by the Delaware Trustee but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on the Delaware Trustee, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (d) under no circumstances shall the Delaware Trustee be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related documents.

        Section 20.    Section Headings.

        Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

        Section 21.    Nonpetition Covenant.

        Notwithstanding any prior termination of this Agreement, the Administrator as such shall not acquiesce, petition or otherwise, directly or indirectly, invoke or cause the Trust to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Trust generally or with respect to any Trust Series under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust and/or any Trust Series or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Trust and/or any Trust Series for one year and one day after last obligation of any Trust Series has been paid.

        Section 22.    Severability.

        In case one or more of the provisions contained in this Agreement shall be or shall be deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. If any provision of this Agreement shall be or shall be deemed to be illegal, invalid or unenforceable under the applicable laws and regulations of one jurisdiction, such provision shall not thereby be rendered illegal, invalid or unenforceable in any other jurisdiction.

        Section 23.    Entire Agreement.

        This Agreement constitutes the entire agreement between the parties hereto with respect to matters covered hereby and supersedes all prior agreements and understandings with respect to such matters between the parties.

        Section 24.    Administrator to Provide Access to Books and Records.

        The Administrator shall provide the Indenture Trustee with access to the books and records of the Trust and each Trust Series, without charge, but only (i) upon the reasonable request of the Indenture Trustee (for which purpose one Business Day shall be deemed reasonable during the occurrence and continuation of a Default or an Event of Default), (ii) during normal business hours, (iii) subject to the Administrator's normal security and confidentiality procedures and (iv) at offices designated by the Administrator.

        Section 25.    No Waiver.

        No failure on the part of the parties hereto to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege operate as such a waiver.

        Section 26.    Remedies Cumulative.

        No right, power or remedy of the parties hereunder shall be exclusive of any other right, power or remedy, but shall be cumulative and in addition to any other right, power or remedy thereunder or now or hereafter existing by law or in equity.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PROTECTIVE LIFE SECURED
By:	Wilmington Trust Company, not in its individual capacity, but solely as Delaware Trustee
By:	/s/ JANEL R. HAVRILLA Name: Janel R. Havrilla Title: Financial Services Officer
AMACAR PACIFIC CORP., in its individual capacity
By:	/s/ DOUGLAS K. JOHNSON Name: Douglas K. Johnson Title: President

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